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                                                EXHIBIT 99.1


                      INVESTMENT MANAGEMENT AGREEMENT


      THIS INVESTMENT MANAGEMENT AGREEMENT is entered into as of October 10, 1988 between GKH Partners, L.P., a Delaware limited partnership, as manager (the "Manager") and Harry Gray Pte. Ltd., a Singapore corporation (the "Investor").

                              R E C I T A L S

      WHEREAS, the Investor is familiar with the investment objectives of Harry Gray, Mel Klein & Partners, L.P. a Delaware limited partnership (the "Partnership"), and has reviewed the investment guidelines and restrictions contained in the Partnership's Amended and Restated Limited Partnership Agreement, dated as of January 25, 1988, as amended through the date hereof; and

      WHEREAS, the Investor wishes to establish an investment management account with the Manager and to commit to fund such account in an amount up to $20,000,000; and

      WHEREAS, the Investor wishes to have such funds invested in parallel and pari passu with investments made by the Partnership and the Parallel Investors (aa defined herein), subject to certain restrictions and under the various terms provided for herein; and

      WHEREAS, the Manager wishes to accept and manage the funds and the investments made with such funds in accordance with this Agreement.

      NOW, THEREFORE, in consideration of the premises hereinabove set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor and the Manager hereby agree as follows:

                                 SECTION 1
                               DEFINED TERMS

      The terms set forth below shall have the indicated meanings.

      "Account" shall refer to the account established for the Investor as hereinafter set forth.

      "Affiliate" means, when used with reference to a specified Person, any Person controlled by, controlling or under common control with a Person and in the case of the Manager shall mean each of its partners and employees and each of their respective partners, stockholders, officers, employees or Affiliates.

      "Agreement" means this Investment Management Agreement, as originally executed and as amended from time to time, as the context requires.

                             Page 9 of 42 Pages
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      "Approved Partner" means any of Harry J. Gray, Melvyn N. Klein, HGM
Associates, a limited partnership organized under the laws of Nevada, the general partner of which is HGM Corporation, a Nevada corporation (only during the period HGM is controlled by the lineal descendants of Nicholas J. Pritzker, deceased, and/or their current or former spouses, and/or trusts for their benefit), and any other general partner of the original Manager who is approved by the Investor. An Approved Partner shall also mean a corporation wholly owned by Melvyn N. Klein or Harry Gray.

      "Assets" means any cash, securities, investments or any other property or assets managed by the Manager pursuant to this Agreement.

      "Capital Gains" or "Capital Losses" means, with respect to an Investment, the difference between the amount realized upon disposition or repayment of such Investment (not including Long Term Income) and the cost of the Investment or, at the termination of the Agreement, with respect to Assets that are not sold but are paid over in kind, the difference between the value of the Investment (as determined pursuant to Section 8.1) and the cost of the Investment. The amount of such difference which is greater than zero shall be a Capital Gain and the amount of such difference which is less than zero shall be a Capital Loss. If more than one Security was purchased as part of a single Investment unit, the cost of each Security so purchased shall be determined by allocating the total cost of such unit among such Securities based on a determination, made by the Manager at the time of purchase, as to the relative fair market values thereof. For purposes of determining Capital Gains or Capital Losses, any items which are taken into account in determining Short-Term Profits or Short-Term Losses shall be disregarded. For purposes of determining Capital Gains with respect to the sale or distribution of any debt security or preferred stock, the cost of such Security, determined in accordance with the foregoing, shall be adjusted to reflect any accrued original issue discount or constructive distribution (determined on the basis of such cost) in accordance with generally accepted tax accounting principles.

      "Code" means the Internal Revenue Code of 1986, as amended (or any corresponding provision of succeeding law).

      "Committed" or "Commitment" means, when referring to a dollar amount, the maximum amount the Investor has committed to fund to its Account pursuant to Section 3.1.

      "Fiscal Period" means a calendar year or a portion thereof (x) beginning on any of (i) the first day of a calendar year, (ii) the day following any day the Manager receives any cash or Marketable Securities from the sale or other disposition of Securities or other Assets or (iii) the day following any day the Manager transfers Assets, other than cash or Marketable Securities, to the Investor and (y) ending on the next to occur of (i) the last day of a calendar year, (ii) the day the Manager receives any cash or Marketable Securities from the sale or other disposition of Securities or other Assets (iii) the day the Manager transfers Assets, other than cash or Marketable Securities, to the Investor, or (iv) the date of the termination of this Agreement.

      "Funding" means cash required to be funded by the Investor to its Account.

      "Funding Date" shall mean the Initial Funding Date or any Subsequent Funding Date.

      "HGM" means HGM Associates, a Nevada limited partnership.

                             Page 10 of 42 Pages
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      "Incentive Fee" shall have the meaning set forth in Section 4.2.

      "Initial Funding Date" means the date of this Agreement.

      "Investment" means any direct or indirect investments of Assets by the Manager in the Securities or assets of any Person or related Persons, including any investment in short-term cash equivalents pending investment in such Securities or assets or pending distribution following the sale or other disposition of such Securities or assets.

      "Investor" means the Person identified as such in the preamble and its successors and assigns.

      "Investor Liability Cap" shall mean the sum of the following, which shall be calculated as of the date the Investor Liability Cap is to be determined, (i) the Unused Investor Commitment not released from Commitment,
(ii) the value of the Assets, as determined pursuant to Section 8.2 and (iii) all amounts paid by the Manager to the Investor pursuant to Section 4.

      "Long Term Income" means income in the nature of interest, dividends and other similar distributions from any Investment other than from Investments giving rise to Short-Term Gain or Short-Term Loss.

      "Management Fee" shall have the meaning set forth in Section 5.5.

      "Manager" means GKH Partners, or any other Person who becomes a successor Manager as provided for herein.

      "Marketable Securities" means Securities of a class which is publicly traded, which may or may not be subject to restrictions on transferability imposed by Rules 144 or 145 under the Securities Act of 1933, as amended.

      "Net Long Term Profits" for any Fiscal Period means the sum of (i) the excess of Capital Gains over Capital Losses for the Fiscal Period, and (ii) realized Long Term Income for the Fiscal Period, less (x) the excess of Short-Term Losses over Short-Term Profits for the Fiscal Period and (y) the Management Fee for the Fiscal Period.

      "Parallel Investor(s)" means a person who has entered into a Parallel Investment Management Agreement with the Manager.

      "Parallel Investment Management Agreement(s)" means an agreement in substantially the same form as this Agreement between the Manager and other Persons and partnership agreements with foreign investors in substantially the same form as the Second Amended and Restated Limited Partnership Agreement of the Fund.

      "Partnership" means Harry Gray, Mel Klein & Partners, L.P. a Delaware limited partnership, as it may from time to time be constituted.

      "Person" means any individual, partnership, corporation, trust or other entity.

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      "Portfolio Company" means any corporation, partnership or other entity in which the Partnership makes an investment or proposes to make an investment. Such entity shall be deemed to be a Portfolio Company at such time as the Partnership announces a tender offer for, or other proposal to acquire Securities of such entity or, if earlier, the date on which formal negotiations for such acquisition commence and such entity shall be deemed no longer to be a Portfolio Company at the earlier to occur of the date the Partnership announces that such proposed acquisition is abandoned, negotiations for such acquisition are terminated or the date the Partnership's investment in the Portfolio Company is disposed of.

      "Securities" means capital stock, partnership interests, bonds, notes, debentures or other similar interests or obligations of any Person or any securities convertible into or exchangeable for, or any options, warrants or other rights to acquire, any such securities of any Person, and any rated commercial paper and certificates or other evidences of deposits in domestic commercial banks; and any other short-term cash equivalent securities, instruments or accounts in which the Investor, in the discretion of the Manager, may from time to time invest, subject to Section 5.2(h).

      "Shared Investment" means any direct or indirect investments of assets of Parallel Investors, the Investor or the Partnership under direction of the Manager or the general partner of the Partnership in securities or assets of any Person or related Persons, including any investment in short-term cash equivalents pending investment in such securities or assets or pending distribution following the sale or other disposition of such securities or assets.

      "Short-Term Profit or Loss" means with respect to each Investment, the profit or loss on Assets attributable to such Investment that are invested in short-term cash equivalents pending investment in such Investment or pending payment to the Investor, taking into account expenditures determined in good faith by the Manager to be related to such Investments.

      "Special Fees" means any break-up, investment banking, advisory, management, director's and other similar fees or other remuneration or recoveries related to transactions with Portfolio Companies which do not close for any reason received by the Manager, HGM, any of their respective partners, and any stockholders, officers, directors, employees, agents and Affiliates of any of the Manager, HGM or any of their respective partners in connection with a Portfolio Company.

      "Subsequent Funding Date means a Funding Date described in Section
3.2(b).

      "Total Commitments" means the sum of the Commitment, commitments of Parallel Investors to invest funds under the Manager's direction and commitments of partners of the Partnership to contribute capital thereto.

      "Unused Investor Commitment" shall mean that portion of the Investor's Commitment which has not been funded by the Investor to its Account.

                             Page 12 of 42 Pages
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      "Unused Total Commitments" shall mean the Unused Investor Commitment plus commitments, not previously drawn upon, of Parallel Investors to invest funds under the Manager's direction and commitments of partners of the Partnership to contribute capital thereto which commitments have not been drawn upon.


                                 SECTION 2

                                   TERM

      This Agreement shall continue in full force and effect until January 25, 2002, unless terminated earlier in accordance with the terms of this Agreement.


                                 SECTION 3

                               THE ACCOUNTS

      3.1 Commitment. The Investor hereby commits itself, at such time and in such manner as shall be required by this Agreement, to fund its Account with an aggregate amount of cash not to exceed $20,000,000 (such amount hereinafter referred to as the "Commitment").

      3.2   Funding.

            (a) On the Initial Funding Date, the Investor will fund its Account with an amount of cash equal to $2,000,000.

            (b) From time to time, in accordance with the procedures set forth in Section 3.2(c), the Investor shall fund its Commitment in immediately available funds. In no event shall the Investor be required to fund its Account after January 25, 1993.

            (c) The Manager may call upon the Investor to fund its Commitment, or a portion thereof, by giving notice ("Notice") by telephonic, telegraphic, telex or other electronic communication, with written confirmation to follow promptly thereafter, which Notice shall specify
      (i) the place at which the Funding is to be made, (ii) the amount of the Funding to be made, and (iii) the time at which the Funding is to be made, which time shall not be earlier than 9:00 a.m. New York time on the tenth day after the giving of the Notice (the "Subsequent Funding Date").

            (d) In the event the Investor fails to make any Funding within 10 days of when such Funding is due (a "Default"), the Investor shall no longer be permitted to make any further Funding to its Account, and the Manager, in its sole discretion, may:

                  (i) enforce such Investor's obligation to make its Funding by a suit in law or in equity;

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                (ii)    charge the Investor's Account at any time and from
            time to time with actual damages incurred by the Manager as a result of such Default; and/or

               (iii) purchase or cause to be purchased by such person as the Manager may designate, at any time or from time to time, the Account of the Investor at its fair market value, less any damages charged against such Account pursuant to Section 3.2(d)(ii).

            (e) The Management Fee payable by the Investor after a Default shall be calculated based on the total original Commitment (without reduction for any Special Fees, if any, to be credited against the Management Fees), less, after January 25, 1993, the amount of the Commitment which would have been released from Commitment after such date had the Investor made Investments on a parallel basis with the Parallel Inventors and the Partnership prior to such date.

            (f) In the event the Investor is prohibited from making its Funding as a result of any law applicable to the Investor or any rule or regulation of any governmental agency, commission or authority (other than the government of Singapore Investment Corporation (Pte.) Ltd.) having jurisdiction over the Investor, the Investor shall be released from its obligation to make such Funding without being in default hereunder, provided, that, at least 5 days after the date of receipt of the Notice, the Investor shall have delivered to the Manager an opinion of counsel reasonably satisfactory to the Manager confirming the Investor's inability to make its Funding. The exception to Funding pursuant to this Section 3.2(f) shall not reduce the Commitment.

      3.3 Release of Commitment. In the event the entire Commitment has not been invested by the Manager prior to January 25, 1993, the amount of such unused Commitment shall be released and the Manager shall not be permitted to call for any further Fundings.

      3.4   Withdrawal of Funds.  Except as provided in Section 3.3 and
Section 4.1, the Investor shall not have any right to withdraw or make a demand for withdrawal of any of its Fundings until the termination of this Agreement.

                                 SECTION 4

                                 PAYMENTS

      4.1 Proceeds. The Manager shall pay to the Investor, (i) as soon as practicable after the receipt thereof, but in no event later than 14 days after such receipt, any cash or Marketable Securities received from the sale or other disposition of an Investment, net of any expenses associated with such Investment which are to be borne by the Investor pursuant to Section 5.4, and (ii) at least annually, all realized Long Term Income and all Short-Term Profits realized on or prior to the end of the most recent Fiscal Period to the extent not previously distributed. The foregoing payments shall be reduced by the amount of expenses for which the Investor is liable pursuant to Section 5.4 (other than those taken into account in determining net proceeds under Section 4.1(i) above) and any amount of Incentive Fee or Management Fee payable hereunder, such reduction to be applied first to the payments described in paragraph (ii) above and thereafter to the payments described in clause (i) above.


                             Page 14 of 42 Pages
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      4.2   Incentive Fee.  The Manager shall receive an incentive fee (the
"Incentive Fee"), payable at the end of each Fiscal Period, equal to 20% of the excess of Net Long Term Profits realized during the Fiscal Period over expenses allocated to the Investments generating the Net Long Term Profits and, if the end of such Fiscal Period coincides with the termination of this Agreement, 20% of the excess of the Capital Gain unrealized at the end of such Fiscal Period over expenses allocable to the Investments which have not previously been taken into account in calculating the Incentive Fee, such Capital Gain to be determined pursuant to Section 8 below. Notwithstanding the foregoing:

            (a) The Manager shall be entitled to the Incentive Fee only if, and to the extent that, after taking into account such Incentive Fee, the cumulative amount of the Incentive Fee will not exceed 20% of the amount, if any, of cumulative Net Long Term Profits realized from the date of commencement of this Agreement through the end of the Fiscal Period.

            (b) In the event, upon termination of this Agreement, the Incentive Fee exceeds 20% of the cumulative Net Long Term Profits from the date of commencement of this Agreement, the Manager shall pay the Investor the amount of such excess within 90 days of such termination, or if later, the date upon which the value of any Securities to be distributed to the Investor is determined pursuant to Section 8 hereof.

      4.3 Payments in Securities and Other Property. The Manager shall make no payments to the Investor in kind except payments in connection with the termination of the Agreement or payments in Marketable Securities, which may be paid to the Investor, at any time and in the discretion of the Manager, except that no such payment shall be made to the extent the Investor would be prohibited by applicable law from holding such Securities or other property; provided, however, that the Manager intends to make payments only in cash prior to termination of the Agreement and that the Manager shall make payments in kind prior to the termination of the Agreement only if, in its reasonable opinion, such payments are in the best interests of the Investor.


                                 SECTION 5

                         AUTHORITY OF THE MANAGER

      5.1 Management. The Manager shall have all specific rights and powers required or appropriate to manage and invest the Assets as investment manager. The Manager shall have the exclusive right to manage and invest the Assets and sell or otherwise dispose of Investments in accordance with this Agreement, make all policy and investment decisions, and the Investor shall have no right or power to invest, take part in the management of or transact any business with respect to such Assets (except as specifically provided otherwise herein). Without limiting the foregoing, the Manager's power and authority under this Agreement include the power and authority to do the following:


                             Page 15 of 42 Pages
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            (a)   review, select, analyze, negotiate and close Investment
      transactions, monitor and sell or otherwise dispose of Investments, and enter into, execute and consummate all agreements, instruments and other documents and do all other acts the Manager deems advisable in connection with the investment and management of the Assets;

            (b)   perform the following services:

                  (i) set up books of account, records and payment procedures;

                (ii) collect, manage and disburse the Fundings of the Investor for the purposes set forth in this Agreement;

               (iii) collect receipts and make payments and expenditures in accordance with the terms of this Agreement; and

                (iv) make, or cause to be made, periodic reports relating to operating results, valuations and Investor's Account, as required by this Agreement;

            (c) employ from time to time third parties to render services to it in connection with this Agreement, including but not limited to, attorneys, investment brokers or finders, independent certified public accountants and printers (including attorneys and accountants who may also act as attorneys and accountants for the Manager or any of its Affiliates);

            (d) take whatever steps are required by governmental authorities having jurisdiction over the Investor or the Assets;

            (e) subject to Section 5.2(e), exercise, assign, waive or release (whether by proxy or otherwise), in its sole and absolute discretion, any rights attached to or associated with any Securities held in the Account to participate in the management of the issuer of such Securities, including any right to participate in any vote to elect the board of directors or to permit any corporate action requiring the approval of the holders of such Securities;

            (f) to utilize Assets to purchase or otherwise acquire, possess or transfer, and to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Securities with the ultimate objective of the preservation, protection, improvement and enhancement in value thereof; provided, however, that the Manager shall not invest more than thirty-five percent (35%) of the Commitment in any Investment or Investments issued by a single Person and its Affiliate;

            (g) do any other acts that the Manager deems advisable to further the purposes of this Agreement and that are not prohibited by this Agreement or applicable law.









                             Page 16 of 42 Pages
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      5.2   Certain Restrictions.  Within the categories of investments permitted by Section 5.3, the Manager may invest the Assets as it deems advisable, provided that:

            (a) No funds in the Investor's Account may be invested in non-corporate entities that engage in (i) commercial activities within the meaning of Section 892(a)(2) of the Code or (ii) activities which constitute the conduct of a trade or business within the meaning of
      Section 864(b) of the Code;

            (b) The acquisition and disposition of investments made with funds in the Investor's Account shall not be dictated by short-term price movements on any public or established stock market;

            (c) The funds in the Investor's Account shall not be invested in short-sales (other than conventional repurchase agreements and similar arrangements) or in any type of commodities trading;

            (d) Any investment of funds in the Investor's Account in puts, calls, warrants or similar securities of any issuer shall be made only in conjunction with an investment in equity or debt securities of such issuer or an Affiliate of such issuer (with the exception of conventional repurchase agreements and similar arrangements);

            (e) Nothing herein shall authorize the Manager, in the performance of its obligations hereunder, to (x) serve on the Investor's behalf as a member of the board of any entity in which Investments have been made for the Investor's Account, (y) manage, supervise or direct on the Investor's behalf the operations of any such entity or (z) provide on the Investor's behalf any consulting, advisory or other related services to any such entity; provided, however, that this restriction shall not prohibit the Manager from taking such actions or serving in such capacity on behalf of any other Person;

            (f) The Manager shall not cause any Portfolio Company or utilize Assets to enter into any transaction with the Manager or an Affiliate of the Manager except on terms no less favorable to the Portfolio Company or the Investor than the terms that would have been available to the Portfolio Company or the Investor in an arm's-length transaction with a Person not an Affiliate of the Manager taking into account all the circumstances surrounding the transaction;

            (g)   The Investments will be subject to the limitations of
      Section 6 below;

            (h) The Manager shall not make short-term investments of Assets not utilized to purchase Securities in any investment other than (i) direct obligations of the United States or any agency thereof; (ii) commercial paper rated as Prime-1 by Moody's Investors Service, or as A-1 by Standard & Poor's Corp., or similarly rated by any successor to either of such investment rating services; (iii) readily redeemable money market funds; or (iv) certificates of deposit, time deposits or banker's acceptances of any bank having capital and surplus in excess of $500,000,000;

            (i) The Manager shall not make Investments in entities which operate, own or lease, or whose Affiliates operate, own or lease any gambling facilities or activities; and

                             Page 17 of 42 Pages
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            (j)   The Manager shall not make Investments in any venture
      capital or other pooled investment fund or similar entity.

      5.3   Permitted Investments.

            (a) Except as expressly provided elsewhere herein and subject to Section 5.3(c), the Manager shall invest the Assets in Securities in which the Partnership and Parallel Investors invert such that the ratio of (i) the initial cost of such Securities held by the Manager for the Account to (ii) the initial cost of such Securities held by the Partnership, Parallel Investors and by the Manager for the Account shall equal the ratio of the Unused Investor Commitment to the Unused Total Commitments.

            (b) Notwithstanding any other provision of this Agreement, the Manager shall not make any Investment for the Investor's Account if the Manager receives an opinion from its counsel or from counsel to the Investor stating such investment would likely cause the Investor to be deemed, for federal income tax purposes, to be engaged in commercial activities in the United States within the meaning of Section 892(a)(2) of the Code or in activities which constitute the conduct of a trade or business within the meaning of Section 864(b) of the Code; provided, however, that nothing in this Section 5.3(b), except as expressly stated in such section, shall affect any other obligations of the Manager under this Agreement. In the event an Investment is not made as a result of the preceding sentence, the Manager shall return to the Investor the amount that would otherwise have been invested in such Investment; provided, however, that such amounts returned to the Investor will not be considered released from, or reduce the, Commitment.

            (c) Notwithstanding any other provision of this Agreement, in the event any partner of the Partnership or any Parallel Investor does not participate in a Shared Investment for any reason (an "Excluded Person"), the Investor shall make an additional Funding for the purposes of increasing the Investor's investment in the Shared Investment by an amount (not to exceed the Unused Investor Commitment) equal to the product of (i) the amount the Excluded Person would have otherwise been required to contribute or invest with respect to the Shared Investment and (ii) a fraction, the numerator of which is the amount of the Unused Investor Commitment and the denominator of which is the Unused Total Commitment, determined without regard to any commitment drawn upon to make the Shared Investment; provided, however, that the Investor shall not be obligated to make a further Funding in respect of any Shared Investment in excess of 50% of the amount set forth in the initial notice requesting a Funding in respect of such Shared Investment.









                             Page 18 of 42 Pages
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            (d)   The Securities purchased in connection with Investments
      under this Section 5.3 shall be held by the Manager, in its own name or in a name designated by it, as nominee for the Investor: provided, however, that in the event the Manager is removed and a successor Manager is appointed under Section 11.2(c) or the Agreement is terminated and Securities are distributed to the Investor, the Manager shall use its best efforts to obtain the transfer of the record ownership of the Securities to the successor Manager or to such other person as the Investor may designate in writing. In the event Securities are purchased in the United States of America or Securities of a United States corporation are purchased by the Manager, such Securities shall be held in the name of a "United States person" as defined in Section 7701(a)(30) of the Code. All Securities not held in the name of the Manager shall be held in the name of a financial institution having capital and surplus or net worth in excess of $100 million.

      5.4   Expenses.

            (a) The Investor shall bear all (except in connection with uncompleted Investments) expenses incurred in connection with, or allocable to, the management of the Account, including fees and expenses of legal counsel and independent certified public accountants, appraisers, interest charges, fees and expenses of experts or custodians, investment banking fees related to the rendering of fairness opinions or similar services, taxes, fees or other governmental charges, litigation expenses, winding-up or liquidating expenses or other expenses of an extraordinary nature that do not usually arise in the normal management of the Account and one half the expenses allocable to the Account of transactions with Portfolio Companies which do not close for any reason. The Manager will bear all expenses not specifically listed in the preceding sentence relating to the performance of its function in finding, acquiring and monitoring Investments, including clerical, bookkeeping and administration expenses, salaries of personnel, if any, payroll taxes and employee costs related to such salaries, rent, telephone charges, utility charges, office supplies, postage, office equipment expenses and all other like expenses and one half the expenses of transactions with Portfolio Companies which do not close for any reason.

            (b)   The expenses which the Investor shall bear pursuant to
      Section 5.4(a) shall, as determined in good faith by the Manager, either be allocated to one or more Investments or not so allocated. If the expense is to be allocated to more than one Investment, the expense shall be attributed to all such Investments existing at the date of occurrence of such expense in proportion to the funds committed to such Investments.

            (c) The expenses payable by the Investor allocable to an Investment shall be included in the calculation of Capital Gain or Capital Loss or Short-Term Profit or Short-Term Loss, as the case may be. All expenses payable by the Investor shall be paid as provided in
      Section 4.1 and in the event not paid thereunder, may be paid from Fundings to be made by the Investor.




                             Page 19 of 42 Pages
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            (d)   Notwithstanding the foregoing, any expenses allocable to an
      Investment incurred in connection with consummation of such Investment in a Portfolio Company shall be first paid by the Manager out of, and shall reduce for purposes of Section 5.5, the Special Fees received in connection with the consummation of such Investment and the excess, if any, of such expenses over such Special Fees shall be paid by the Investor. The Manager may retain or employ, subject to the bearing of the expense thereof by the Manager to the extent required by this
      Section 5.4, such Persons as it deems advisable for the management of the Account, including management agents, accountants, consultants and attorneys, on such terms and for such compensation as the Manager may deem appropriate; provided, however, that, where the Investor is required by this Section 5.4 to bear the expense thereof, if any Person retained or employed on behalf of the Manager is an Affiliate of the Manager or any general partner of the Manager, such retention or employment shall be upon fair and reasonable terms no less favorable to the Investor than would have been available in a comparable arm's-length transaction with a Person not an Affiliate.

      5.5   Management Fee.

            (a) Commencing on the date hereof, the Investor shall pay to the Manager, quarterly in advance, as provided in Section 5.5(g), a Management Fee at an annual rate equal to 1.9302% of the Investor's Commitment.

            (b) For purposes of this Section 5.5, if the Investor has made the Fundings required hereunder, the Investor's Commitment shall, subject to Section 3.2(e), be reduced by any amounts released from Commitment and any amounts paid to the Investor as a return of his investment.

            (c) Amounts paid to the Investor shall be deemed to be a return of investment to the extent a payment pursuant to Section 4.1(i) exceeds the sum of cumulative Net Long Term Profits and the cumulative Incentive Fee.

            (d) The Management Fee payable for any calendar quarter by the Investor shall be reduced (but not below zero) by 50% of the Investor's share of Special Fees received during the prior calendar quarter. If the amount of the Investor's share of Special Fees to be credited against the Management Fee in any calendar quarter exceeds the Management Fee payable for such calendar quarter, such excess shall be credited against the Management Fee payable in the next calendar quarter and each succeeding calendar quarter thereafter until the entire amount of such excess has been so credited. Special Fees shall not reduce the Management Fee if the Investor has failed to make a Funding as required hereunder.

            (e) The Management Fee for the first calendar quarter ending after the date hereof shall be prorated based on the number of days in the period from the date hereof to the last day of such first calendar quarter and shall be payable in advance on the date hereof.




                             Page 20 of 42 Pages

            (f) To the extent not paid pursuant to Section 4.1, the Management Fee shall be payable in cash, by the Investor to the Manager, in immediately available funds, at such time and place as the Manager may designate; provided that the Investor hereby agrees that, if it fails for any reason to pay the Management Fee when due, the Manager shall have the right, upon three business days prior notice to the Investor, in addition to any other rights or remedies to which it may be entitled, to collect the Management Fee from the Assets. Neither such direct payment, nor such collection shall reduce the amount of the Commitment for all purposes of this Agreement.

            (g) The Manager shall send the Investor a bill for the Management Fee for each calendar quarter. The Management Fee shall be due on the later to occur of (i) five business days after the beginning of such calendar quarter or (ii) seven business days after such bill for such Management Fee is sent to the Investor by the Manager.

      5.6 Duty of Care and Loyalty. The Manager shall discharge its duties under this Agreement solely in the interest of the Investor, and shall do so with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. The Manager shall not deal with the Assets in its own interest or for its own account. Subject to Section 6, the Manager may separately engage or invest in other business ventures that may be in competition with the Investor.

      5.7   Tax Matters.

            (a) Withholding. Subject to the representation made by the Investor in Section 5.7(c) hereof, and provided that the Investor has delivered to the Manager a written opinion of counsel (which may be Messrs. Pettit & Martin, San Francisco, California, or other counsel satisfactory to the Manager) that the Investor is an "integral part" or a "controlled entity" of a foreign sovereign within the meaning of
      Section 892 of the Code and the rules and regulations promulgated thereunder, the Manager shall not withhold any amount in respect of federal income taxes from amounts payable to the Investor; provided, however, that the Manager may withhold from amounts payable to the Investor pursuant to the Code and the regulations promulgated thereunder if any of the following conditions are satisfied: (i) the Manager has reasonably determined that the Investor is not an "integral part" or a "controlled entity" of a foreign sovereign within the meaning of Section 892 of the Code and the rules and regulations promulgated thereunder;
      or (ii) the Manager has reasonably determined that the Investor is a "controlled commercial entity" within the meaning of Section 892 of the Code and the rules and regulations promulgated thereunder for any reason other than the Investor's being a party to this Agreement: or (iii) counsel has reasonably advised Manager that the Manager is obligated to withhold from amounts payable to the Investor as a result of an amendment to the Code or the regulations promulgated thereunder, the issuance of new regulations promulgated under the Code, the issuance by the Internal Revenue Service of a published revenue ruling, or a written decision of the U.S. Tax Court, the U.S. Court of Claims, the U.S. District Court in the district in which venue would lie under 28 U.S.C. Sec. 1402 for an action prosecuted by the Manager or the Investor, any U.S. Circuit Court of Appeals, or the U.S. Supreme Court; or (iv) the Internal Revenue Service has asserted in an audit or similar proceeding

                             Page 21 of 42 Pages
      against the Manager that the Manager is obligated to so withhold and either (x) the Investor fails to satisfy its obligations under Section 5.7(b) hereof or (y) after consultation with the Investor, the Manager reasonably determines that any failure by it to so withhold could, notwithstanding the performance by the Investor of its obligations under
      Section 5.7(b) hereof, have a material adverse effect on the Manager.

            (b) Certain Obligations of the Investor. The Investor shall reimburse and hold harmless the Manager from and against any and all liability suffered or incurred by the Manager as a result of any failure to withhold taxes (including interest thereon, penalties relating thereto and expenses (including, without limitation, reasonable attorneys fees)) with respect to amounts payable to the Investor. In the event that the Internal Revenue Service asserts in an audit or similar proceeding against the Manager that the Manager is obligated to withhold on such amounts payable, the Manager shall promptly give notice of such fact to the Investor. If the Investor requests that the Manager decline to so withhold and, either in the Manager's own name or in cooperation with the Investor, contest the Internal Revenue Service's assertion, the Manager will, subject to Section 5.7(a) hereof, decline to so withhold and will cooperate in all reasonable respects with the Investor in contesting the Internal Revenue Service's position; provided, however, that (i) the Investor shall, on the first of each month, pay to the Manager an amount sufficient to compensate the Manager for all of its expenses incurred in connection with contesting the Internal Revenue Service's position and (ii) the Manager shall be entitled to deposit amounts requested to be withheld by the Internal Revenue Service in an escrow, trust or similar account in lieu of paying such amounts to the Investor. Nothing in this Section 5.7(b) shall be construed to limit or alter any right or remedy the Investor may have under this Agreement or otherwise in the event of any breach by the Manager of its obligations under other provisions of this Agreement including, without limitation, any right the Investor may have to sue for and collect in respect of taxes payable by the Investor as a result of any such breach by Manager.

            (c) Representation of the Investor. The Investor hereby represents that it is an "integral part" of, or a "controlled entity" of a foreign sovereign, and that it is not a "controlled commercial entity," all within the meaning of Section 892 of the Code and the rules and regulations promulgated thereunder (it being understood that, for purposes of such representation, the Investor may assume that the Manager will comply with all of its obligations under this Agreement), such representation to be true as of the date hereof and for all succeeding periods during the term hereof unless the Investor shall have delivered to the Manager written notice to the contrary. For so long as the Manager shall not have received written notice to the contrary as described in the final clause of the preceding sentence, the Manager shall be entitled to rely upon the forgoing representation of the Investor.

      5.8   Manager Covenants.

            (a) The Manager intends to comply with all federal and state laws of the United States of general application known to it, including such laws applying to foreign investors generally and the Investor specifically.


                             Page 22 of 42 Pages

            (b) Each of Jay A. Pritzker and Thomas J. Pritzker shall represent HGM in connection with HGM's role as a general partner of the Manager during each of their lifetimes.

            (c) Prior to termination of the Agreement, the Manager shall not distribute to its partners any amounts paid to it by the Investor pursuant to Section 4.2 hereof, except (i) to the extent determined by the Manager to be necessary to provide the partners of the Manager with sufficient funds to pay, at approximately the time such payments are to be made, their estimated and actual tax liabilities attributable to income from receipt of the Incentive Fee (it being understood that in making such determination the Manager may assume that its partners are subject to federal income taxes at the highest marginal rate then applicable to individuals) and (ii) that at such time as the Manager has made payments to the Investor pursuant to Section 4.1 in an amount equal to its Commitment, the Manager may make such distributions to its partners without limitation. Nothing contained in this Section 5.8(c) shall prohibit or restrict the Manager in investing or reinvesting any cash or selling Marketable Securities or other property paid to it by the Investor and which the Manager is not permitted to distribute to its partners by this Section 5.8(c); provided, however, that no such investment shall be made in an Affiliate of the Manager.

            (d) The terms of any Parallel Investment Management Agreement will not be materially more favorable to a Parallel Investor than the terms hereof unless such Parallel Investor commits to invest more than $50 million under the Parallel Investment Management Agreement.

                                 SECTION 6

                    AVOIDANCE OF CONFLICTS OF INTEREST

      6.1 Waiver of Business Opportunities and Conflicts. HGM and its partners and their respective stockholders, officers, directors, employees, agents and Affiliates, other than Harry Gray, Mel Klein, other Approved Partners and the Manager, (collectively, the "HGM Entities"), may engage in any business of any kind whatsoever, including those which conflict or compete with the activities of the Manager hereunder, and may become affiliated in any way with any other business enterprise, and need not refer any investment opportunity to the Manager or contribute or pay to the Manager or the Investor any compensation or distribution received by a HGM Entity for any such permitted activity. The Manager, its Affiliates (other than the HGM Entities), each of Messrs. Gray and Klein, and any other Approved Partner (other than the HGM Entities), however, shall not engage in any activity competitive with or in conflict with the activities of the Manager hereunder except as provided below and as set forth in Section 6.2. Messrs. Gray and Klein, as general partners of the Manager, shall devote substantially all their business time and attention to the business of the Partnership and the business of the Manager in fulfilling its obligations hereunder and under the Parallel Investment Management Agreements and shall not engage in other business activities except as permitted by Section 6.3. Until all of the Commitment has been invested in Assets or otherwise released from Commitment, neither the Manager nor Messrs. Klein or Gray will invest in or manage any other equity funds, limited partnerships or comparable investment vehicles other than the Partnership and funds committed pursuant to Parallel Investment Management Agreements. The Manager, its partners or their Affiliates may, however, organize (but not manage) one or more equity funds prior to the investment of the entire Commitment.

                           Page 23 of 42 Pages

      6.2   Coinvestment Opportunities.

            (a) Except as provided below, neither the Manager nor any Affiliates thereof shall invest (other than, in the case of HGM and its Affiliates, investments made in the ordinary course of their regular trading activities) in any Portfolio Company. The Manager may offer senior management of an investee company the opportunity to acquire up to 15% in the aggregate proposed investment by the Investor, the Parallel Investors and the Partnership in the common equity of an investee company (the "Management Percentage"). Any Person that is a Parallel Investor or a partner in the Partnership, if it is actively involved, on a continuing basis, in managing or directing the activities of the investee company, may participate with management in the Management Percentage alongside and on the same terms as the Investor. The Manager or its Affiliates may make a coinvestment with the Investor and the Partnership in an investee company in excess of the Management Percentage only to the extent the Manager is prohibited from making such Investment on behalf of the Investor pursuant to the proviso of Section 5.1(f) and only if the opportunity to make such investment has first been offered by the Manager to the Investor, the Parallel Investors and the partners of the Partnership (the "Offerees") on a pro rata basis, based on each of the partner's capital contributions to the Partnership attributable to such Investment and the Investor's and the Parallel Investors' investment in such Investment, on the same terms as the Manager or its Affiliate will make such coinvestment, and then only to the extent such coinvestment opportunity is declined by the Offerees. The Offerees shall respond to a written offer to participate in a coinvestment opportunity within the time period set forth in such offer, provided such time period is reasonably taking into account the circumstances of the opportunity. Failure to respond within the designated time period shall be deemed to be a rejection of the coinvestment opportunity.

            (b) The Investor hereby acknowledges that additional financing, whether short-term or long-term, equity or debt, or any combination thereof, in excess of that proposed to be provided by the Investor, may be required by Portfolio Companies and that opportunities to provide such financing, may be made available by the Manager to HGM or its partners or Affiliates (subject to Section 6.2(a)) or to Parallel Investors or partners in the Partnership. In addition, any Person that is an Affiliate of the Manager, a partner in the Partnership or a Parallel Investor may receive (and nothing herein shall be deemed to preclude such Person from receiving) fees from the Manager or from a Portfolio Company, in connection with providing such additional financing. The Manager will seek to obtain such financing on terms favorable to the Investor and comparable to terms which could be obtained from sources of financing that are unaffiliated with the Manager or the Partnership; provided that the foregoing shall not be deemed to create any obligation to accept financing in each case at the lowest obtainable rates if the Manager determines that such financing would not be in the best interests of the Investor.








                           Page 24 of 42 Pages

      6.3 Duties of Klein and Gray. Neither Mr. Melvyn N. Klein or Mr. Harry Gray shall be precluded from engaging in other business activities to the extent such activities do not conflict or compete with the activities of, or Mr. Klein's or Mr. Gray's obligations to, the Investor as set forth below. The Manager hereby agrees that each of Mr. Melvyn N. Klein and Mr. Harry J. Gray, each of whom is a general partner of the Manager, shall devote substantially all of his business time and attention to the businesses of the Manager of managing funds invested hereunder and under the Parallel Investment Management Agreements and of acting as general partner of the Partnership, until all of the Commitment has been invested or released from Commitment. Each of Messrs. Klein and Gray will refer to the Manager all available investment opportunities of which he becomes aware and which may be suitable for the Investor, the Parallel Investors and the Partnership and, except as set forth below, will not invest independently in such opportunities or manage or be in any way actively involved with partnerships, joint ventures or other entities having investment objectives similar to those of the Partnership or invest in positions in publicly traded securities other than those positions held as of the date hereof and disclosed in writing to the Investor, or pursuant to contractual commitment or other arrangements in effect prior to the formation of the Manager on February 23, 1987 and disclosed in writing to the Investor. The foregoing shall not prevent Mr. Klein or Mr. Gray from serving as a director of any corporation, provided such service is not inconsistent with their respective obligations hereunder and such corporation does not have investment objectives similar to those outlined herein.

                                 SECTION 7

                        BOOKS, RECORDS AND REPORTS

      7.1 Books. The Manager shall maintain books and records for the Accounts at its principal office and the Investor shall have the right to inspect, examine and copy such books and records. Upon the request of an Investor, the Manager shall promptly deliver to the Investor, at the Investor's expense, a copy of any information which the Investor reasonably requests relating to its Account.

      7.2 Reports. The Manager shall cause to be prepared and distributed to the Investor the following reports:

            (a) Within 90 days after the end of each year, such information as is necessary with respect to the Account for the Investor to complete its federal and state income tax or information returns;

            (b) Within 90 days after the end of each year, an annual report regarding the Investor's Account containing a statement of assets and liabilities as of the end of the fiscal year, statements of revenues and expenses and changes in net Assets for the year then ended, all of which shall be accompanied by the report of independent certified public accountants; and

            (c) Promptly furnish, and shall use its best efforts within 45 days, after the end of the initial 3-month, 6-month or 9-month period of each year a financial report regarding the Investor's Account containing a statement of assets and liabilities, and statements of revenues and expenses and changes in net assets for the period then ended.


                             Page 25 of 42 Pages

            The Manager may cause the reports to be distributed to the Investor to be prepared in accordance with the cash method of accounting or a modified cash and accrual method of accounting. Further, the Manager may cause to be prepared such other reports and financial statements as the Manager deems appropriate for determining the financial performance of the Account and/or otherwise informing the Investor about the status of the Account.

      7.3 Disclosure. Within 90 days after the end of each year, the Manager shall deliver a written report to the Investor describing the material terms of each material transaction including, without limitation, any coinvestment permitted by this Agreement, engaged in by the Partnership or any Portfolio Company with the Manager, any Parallel Investor, the Partnership, any partner of the Partnership or any of its Affiliates.

                                 SECTION 8

                                 VALUATION

      8.1 Valuations: Independent Appraisers. Upon termination of this Agreement, if Assets are to be paid over to the Investor in kind, the Manager shall value the Assets.

      8.2 Methodology. The fair market value of any property on a given date shall be determined by the Manager, which determination shall be made in good faith based on such factors as the Manager deems relevant to a determination of fair market value, including, without limitation, any restrictions on the marketability or liquidity of, or the exercise of any ownership rights (including voting rights) with respect to, any Securities or other property and, if such property is then publicly traded on a national securities exchange or included in a national quotation system, the most recent or average closing sale or bid prices for such property on such exchange or as quoted in such system. Any such determination of fair market value shall be final, unless, if the Partnership is valuing substantially identical assets as of the same date, the fair market value shall be determined by reference to the fair market value as determined by the Partnership.

                                 SECTION 9

                   INVESTOR REPRESENTATIONS AND CONSENTS

      9.1   Representations.

            (a) The Investor represents, acknowledges and agrees that neither prior to its execution of this Agreement nor as a result of such execution or of the Manager's performance hereunder did it or will it
      (i) become a partner in or of the Partnership, (ii) enter into any contractual relationship with the Partnership. Except as expressly stated in this Section, nothing in this Section shall affect any rights or claims the Investor may have under this Agreement or otherwise, including, without limitations, any rights or claims against the Manager.

            (b) The Investor has and will maintain a net worth of at least the lesser of $20 million or the Unused Investor Commitment.



                             Page 26 of 42 Pages

      9.2 Consent to Jurisdiction. The Investor hereby (a) submits to the jurisdiction of any Federal or California state court sitting in San Francisco County, California in any action or proceeding arising out of or relating to this Agreement, and agrees that all claims in respect of such action or proceeding may be heard determined in such Federal or California state court,
(b) waives, to the fullest extent it may do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, (c) consents to service of process by registered mail at the address to which notices are to be given under the Agreement, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions in any manner provided by law. Nothing herein shall affect any right the Manager may have to serve legal process in any other manner permitted by law or to bring any action or proceeding against the Investor or its property in the courts of any other jurisdiction.

                                SECTION 10

                        BANKING; POWER OF ATTORNEY

      10.1 Bank Accounts. The Fundings of the Investor and all subsequent funds received by the Manager from the Investor may be initially deposited in a separate account in the name of the Investor at such bank or other institution or savings and loan association as the Manager shall select, subject to Section 5.2(g). Disbursements therefrom may be made by the Manager in conformity with the purposes of this Agreement. The Manager may designate from time to time those persons authorized to execute checks and other items on such bank accounts. The funds of the Investor shall not be commingled with the funds of any other person. The Manager shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Investor, whether or not in its possession or control, and it shall not employ, or take actions to permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Investor.

      10.2 Power of Attorney. The Investor hereby makes, constitutes and appoints the Manager its true and lawful attorney-in-fact, in its name, place and stead, with full power to prepare, negotiate and execute on its behalf any and all agreements, documents and certificates necessary or appropriate in connection with the making of the investments contemplated herein including, without limitation, agreements relating to the purchase, sale, ranking, subordination or rights, privileges or preferences of securities purchased for the Accounts, documents containing representations substantially similar to representations made by the Investor in the representation letters delivered concurrently herewith, and such other agreements or documents as shall be necessary to cause the investments made for the Account to be substantially parallel to and identical with those made for the Partnership and the Parallel Investors. The power of attorney granted under this Section 10.2 is a special power of attorney coupled with an interest, is irrevocable and shall be exercisable in such manner as the Manager deems appropriate to further the purposes of this Agreement. This power of attorney does not, however, supersede any part of this Agreement, nor is it intended to deprive the Investor of rights otherwise granted to it hereunder.








                             Page 27 of 42 Pages

                                SECTION 11

                          REMOVAL OF THE MANAGER

      11.1 No Voluntary Withdrawal. The Manager shall not have the right to retire as Manager, except that the Manager may withdraw as Manager if it substitutes in its stead as Manager, with all of the Manager's rights and obligations hereunder, any Affiliate or any entity which has, by merger, consolidation or otherwise, acquired substantially all of its assets, which Affiliate entity consists of at least two Approved Partners.

      11.2  Removal or Incapacity of the Manager.

            (a) The Manager may be removed as Manager without its consent only if the Manager is removed or withdraws as general partner of the Partnership and an Affiliate of the Manager, consisting of at least two Approved Partners, is not substituted as the general partner of the Partnership.

            (b)   If the Investor removes the Manager in accordance with
      Section 11.2(a), notice of removal specifying the effective date of removal shall be served on the Manager either by certified or by registered mail, return receipt requested, or by personal service.

            (c) If the Manager is removed pursuant to this Section 11, a successor Manager may be appointed by the Investor to replace the Manager so long as such successor Manager has also been appointed a successor general partner of the Partnership. Any such successor Manager shall have the same rights and obligations under this Agreement as the replaced Manager would have had subsequent to such date if the replaced Manager had continued to act as Manager.

      11.3 Liabilities and Rights of a Replaced Manager. Any Manager who shall be replaced as Manager shall remain liable for its portion of any obligations and liabilities incurred by it as Manager prior to the time such replacement shall have become effective, but it shall be free of any obligation or liability incurred on account of the activities of the Investor or the successor Manager from and after such time. Such replacement shall not affect any rights of such Manager which shall mature prior to the effective date of such replacement and the rights and liabilities of the Manager under
Section 11.2(c).

                                SECTION 12

                         ASSIGNMENTS OR TRANSFERS

      12.1 Assignments or Transfers. An Investor may assign or transfer its rights under this Agreement if:

            (a) The Manager consents; provided however, that such consent is not required if the assignee or transferee is a single entity that, directly or indirectly, wholly owns the Investor or is wholly owned by the Investor or by an entity that wholly owns, directly or indirectly, the Investor, and the assignee or transferee has and agrees to maintain a net worth equal to at least the lesser of $20 million or the Unused Investor Commitment:

                             Page 28 of 42 Pages

            (b) The Investor and the assignee or transferee execute, acknowledge and deliver such instruments as the Manager deems necessary, appropriate or desirable to effect such assignment or transfer, including the written acceptance and adoption by the assignee or transferee of the provision of this Agreement and the execution, acknowledgement and delivery to the Manager of a power of attorney, the form and substance of which shall be determined by the Manager;

            (c) With respect to any assignment or transfer that requires the Manager's consent pursuant to Section 12.1(a), the Manager receives an opinion from its counsel that such assignment or transfer is permitted by any judgment, decree, statute, rule or regulation applicable to the Manager or the Agreement and any agreement or instrument to which the Manager is a party; and

            (d) The assignee or transferee agrees to bear all expenses and costs of such assignment or transfer, including legal fees.

      12.2 Rights and obligations of Assignee or Transferee. An assignee or transferee shall succeed to all the rights of the predecessor Investor hereunder and shall be subject to all of the obligations and restrictions provided in this Agreement, including the restrictions relating to transfers and assignments.

                                SECTION 13

                       TERMINATION OF THE AGREEMENT

      13.1 Termination Generally. Except as expressly provided in this Agreement, the Investor shall not have the right to terminate this Agreement before the expiration of its term.

      13.2 Events Causing Termination. This Agreement shall be terminated and the Assets liquidated and the proceeds therefrom distributed in the manner and order provided for in this Section upon expiration of this Agreement, unless earlier terminated under the following provisions:

            (a) The Manager may elect to terminate this Agreement following the sale of all or substantially all of the Investments;

            (b) The Investor may terminate this Agreement if the Partnership Agreement is amended, changed or otherwise modified materially to alter the types of investments the Partnership is permitted to make, which election must be made within 30 days after the Manager has provided notice to the Investor of such amendment, change or modification;

            (c) The Investor may terminate this Agreement if the Manager is removed or withdraws as the general partner of the Partnership, unless a successor general partner, consisting of at least two Approved Partners, is substituted therefor as provided in the Partnership Agreement;

            (d) The Investor may terminate the Agreement if it is determined by a court of law, which determination cannot, or has not, within the required time period, been appealed, that the Manager has breached any of the material terms of this Agreement; or



                             Page 29 of 42 Pages

            (e) The Investor may terminate the Agreement if the general partners of the Manager do not consist of at least two Approved Partners.

      13.3  Distribution and Valuation of Assets on Termination.

            (a) In liquidating the Assets held in the Account, the Manager will make distributions in cash, in kind, or partly in cash and partly in kind as the Manager may determine based upon the valuation of the Assets under Section 8.1. The Manager need not distribute all of the Assets at once, but may make partial distributions.

            (b) The Assets held in the Account shall be utilized to pay expenses and claims allocable to the Account, and to pay the Management Fee and Incentive Fee due to Manager, prior to final distribution to the Investor.

      13.4  Liquidation Statement.

            (a) The Manager shall furnish the Investor with a statement setting forth the assets and liabilities allocable to the Account as of the date of liquidation.

            (b) Notwithstanding anything to the contrary contained herein, if the Manager has been removed and the Agreement has been terminated, the Investor may conduct the liquidation of the Account.

      13.5 Transfer of Record Ownership: Books and Records. Upon termination of this Agreement, the Manager shall transfer record ownership of all Securities to the name of such Person as the Investor shall direct in writing and shall deliver to such Person as the Investor designates in writing all books and records relating to the Account.

                                SECTION 14

                              INDEMNIFICATION

      14.1 Manager Indemnification. The Manager and its partners and their respective partners, stockholders, officers, directors, employees, agents and Affiliates (other than the Partnership) and any Person who is or was serving at the request and on behalf of the Manager with respect to the Assets as a partner, officer, director, employee or agent of another partnership, corporation, joint venture, trust or other enterprise (an "Entity"), and the heirs, executors and administrators of each such Person (the "Indemnified Persons") shall be indemnified by the Investor to the fullest extent permitted by law against all reasonable costs and expenses (including attorneys' fees) and all judgments, fines, settlements and/or liabilities (collectively, "Liabilities") incurred by or imposed upon any Indemnified Person in connection with or resulting from investigating, preparing or defending any action, suit or proceeding whether civil, criminal, administrative, legislative or other or any appeal thereof which such Person may be made a party of or otherwise involved in or with which such Person shall be threatened which is brought or threatened by any Person by reason of or in connection with such Indemnified Person:



                             Page 30 of 42 Pages

            (a) being or having been such Manager with respect to the Assets or managing or having managed the Shared Investments, whether or not they include the Assets; and

            (b) having acted on behalf of the Manager with respect to the Assets or the Shared Investments, or being or having been a Person serving at the request and on behalf of the Manager with respect to the Assets or the Shared Investments, or being or having been a Person serving at the request and on behalf of the Manager, with respect to the Assets or the Shared Investments, as a partner, officer, director, employee or agent of an Entity (but as to indemnification arising in connection with being or having been a partner, director, officer, employee or agent of an Entity, only after first taking up the indemnification of such Entity and then only to the extent that full indemnification is not provided by such Entity and in such event the Investor shall be subrogated to the right of indemnity from such Entity), or by reason of any action or alleged action or omission or alleged omission by any Indemnified Person in any capacity described above, if the Indemnified Person acted in good faith and in accordance with this Agreement (other than any action brought by the Investor against the Manager for the Manager's breach of the provisions hereunder); provided, however, that no Indemnified Person shall be indemnified for Liabilities arising in connection with or resulting from such Indemnified Person's fraud, willful misconduct or gross negligence, the violation by such Indemnified Person of any state or federal securities laws, or any coinvestment described in Section 6.2, and further provided that the Investor's liability pursuant to Section 14.1(b) shall be limited to the product of (i) the Liability and (ii) a fraction the numerator of which is the Commitment and the denominator of which is the Total Commitments. The right of indemnification granted by this Section 14 shall be in addition to any rights to which the Indemnified Person may otherwise be entitled, whether by law, agreement or otherwise. Upon receipt of an undertaking in writing by such Indemnified Person to repay such payment if there shall be a final adjudication or determination not subject to appeal that such Indemnified Person is not entitled to indemnification as provided herein, the Investor shall pay the reasonable expenses incurred by any Indemnified Person in investigating, preparing or defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding.

      14.2  Investor Indemnification.

            (a) The Investor and its stockholders, officers, directors, employees, agents and Affiliates (the "Investor Indemnitees") shall be indemnified by the Manager to the fullest extent permitted by law against all reasonable costs and expenses (including attorneys' fees) and all judgments, fines, settlements and/or liabilities, determined on a cumulative basis, in excess of the Investor Liability Cap (collectively, "Investor Liability") incurred by or imposed upon the Investor Indemnitees in connection with or resulting from investigating, preparing or defending any action, suit or proceeding whether civil, criminal, administrative, legislative or other, or any appeal thereof which the Investor Indemnitees may be made a party of or otherwise involved in or with which the Investor Indemnitees shall be threatened which is brought or threatened by any Person by reason of or in connection with the Investor having entered into the Agreement or making


                             Page 31 of 42 Pages
      the investments contemplated hereby or by reason of any action taken by the Manager on behalf of the Investor (other than any action brought by the Manager against the Investor for the Investor's breach of the provisions hereunder); provided, however, that the Investor Indemnitees shall not be indemnified for Investor Liabilities arising in connection with or resulting from the Investor Indemnitee's fraud or willful misconduct, or any coinvestment by the Investor Indemnitees described in Section 6.2. The right of indemnification granted by this Section
      14.2 shall be in addition to any rights to which the Investor Indemnitees may otherwise be entitled, whether by law, agreement or otherwise. Upon receipt of an undertaking in writing by the Investor Indemnitees to repay such payment if there shall be a final adjudication or determination not subject to appeal that the Investor Indemnitees are not entitled to indemnification as provided herein, the Manager shall pay the reasonable expenses incurred by the Investor Indemnitees in investigating, preparing or defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding.

            (b) Upon first becoming aware of any claim which would give rise to an obligation by the Manager to indemnify any Investor Indemnitee hereunder, such Investor Indemnitee agrees to provide the Manager with notice of such claim and the Manager shall have the right, at its expense, to participate in or assume control of the defense of any such claim (with counsel reasonably satisfactory to the Investor Indemnitees); provided, however, that the Manager shall keep the Investor Indemnitee informed of all developments relating to such defense and counsel to the Investor Indemnitee may participate in such defense at the sole expense of the Investor Indemnitee. The Manager shall have the right to settle and compromise any such claim only with the consent of the Investor Indemnitee, which consent shall not be unreasonably withheld.

      14.3 Limited Liability. Notwithstanding anything in this Agreement to the contrary, the aggregate liability of all Investor Indemnitees for the following amounts shall under no circumstances exceed the Investor Liability
Cap: (i) the amount of expenses to be borne by the Investor pursuant to
Section 5.4, and (ii) the amount of any liability of the Investor pursuant to
Section 14.1, and (iii) the amount of any liability of any Investor Indemnitee in connection with the Investor having entered into the Agreement or making the investments contemplated hereby or by reason of any action taken by the Manager on behalf of the Investor, which liability is not indemnified by the Manager pursuant to Section 14.2.

                                SECTION 15

                            GENERAL PROVISIONS

      15.1 Notices. Except as otherwise provided herein, any notice, distribution, offer or other communication which shall be given in connection with this Agreement shall be duly given if reduced to writing and: (a) if to the Investor, personally delivered or sent by commercial courier or telex or telegraph to the last address furnished by the Investor for such purpose at the time of such delivery, telex or telegraph, and if so delivered shall conclusively be deemed received five days after it is sent; and (b) if to the Manager, personally delivered or if sent by mail, telex or telegraph, when actually received at the address of the Manager set forth above or at such other address as the Manager may then have specified pursuant to the terms of this Agreement.
                             Page 32 of 42 Pages

      15.2 Survival of Rights. This Agreement shall be binding upon and, as to permitted or accepted successors, transferees and assigns, inure to the benefit of the Investor and the Manager and their respective heirs, legatees, legal representatives, successors, transferees and assigns, in all cases whether by the laws of descent and distribution, merger, reverse merger, consolidation, sale of assets, other sale, operation of law, or, without limitation, otherwise.

      15.3 Construction. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against the Investor or the Manager. Nothing contained herein shall be construed as creating a partnership, joint venture or employment relationship between Investor and the Manager.

      15.4 Section Headings. The captions of the sections in this Agreement are for convenience only and shall not be used in construing or interpreting this Agreement.

      15.5 Agreement in Counterparts. This Agreement and any amendments hereto may be executed in multiple counterparts, each of which shall be deemed an original agreement and all of which shall constitute one and the same agreement, notwithstanding the fact that all Investors are not signatories to the original or the same counterpart.

      15.6 Governing Law. This Agreement shall be construed according to the internal laws, and not the laws pertaining to choice or conflict of laws, of the State of Delaware.

      15.7 Additional Documents. The Investor, upon the request of the Manager, agrees to perform all further acts and execute, acknowledge and deliver all further documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement, including but not limited to acknowledging before a Notary Public any signature heretofore or hereafter made by the Investor.

      15.8 Severability. Should any portion or provision of this Agreement be declared illegal, invalid or unenforceable in any jurisdiction, then such portion or provision shall be deemed to be severable from this Agreement as to such jurisdiction (but, to the extent permitted by law, not elsewhere) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

      15.9 Amendments. This Agreement may be amended only with the consent of the Investor and the Manager.

      15.10 Pronouns. All pronouns and defined terms and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

      15.11 Entire Agreement. This Agreement, together with the representation letters executed and delivered by the Manager and executed and delivered by the Investor, (a) constitute the entire agreement of the Investor and the Manager, and (b) supersede all prior written and prior and contemporaneous oral agreements, understandings and negotiations with respect to the matters governed by this Agreement.



                             Page 33 of 42 Pages

      15.12 Other Activities. Nothing contained herein shall be deemed to prohibit the Investor or any of its Affiliates from forming or investing in other entities engaged in activities similar to those contemplated by this Agreement or from investing in any entity in which the Manager invests or may invest under this Agreement.

      15.13 Disclosure of Investor. Except as may be required by law, the Manager will not, and will not permit any of its Affiliates to, use the name of the Investor or any of its Affiliates in any promotion or advertising.

      15.14 Brokerage. Each of the Investor and the Manager represent and warrant to each other that neither it, its Affiliates or its duly authorized representatives, have engaged or agreed to pay any brokerage or other finders fees in connection with this Agreement.

      IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date first written above.



                                        GKH PARTNERS, L.P.



                                        By: /s/  Melvyn N. Klein

                                        Title: General Partner





                                        HARRY GRAY PTE. LTD.





                                        By: /s/ Jimmy Hsu

                                        Title: Director




                             Page 34 of 42 Pages